Exhibit 10.21

TUSIMPLE HOLDINGS INC.

March 22, 2021

Mr. James Mullen

via email

Dear James:

This letter agreement (the “Agreement”) serves to confirm the terms and conditions of your continued employment with TuSimple Holdings Inc., formerly known as TuSimple (Cayman) Limited (hereinafter, “TuSimple”) or one of its subsidiaries (referred to collectively herein as the “TuSimple Group”). For purposes of this Agreement, the “Company” shall refer to the member of the TuSimple Group that actually employs you, which may change from time to time. This Agreement is effective as of the date of your signing.

1. Position. You will continue to serve as the Chief Administrative and Legal Officer and you will continue to report to the Chief Executive Officer and the Board of Directors of TuSimple. This is a full-time, exempt position. By signing this Agreement, you confirm to the TuSimple Group that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the TuSimple Group. While you render services to the TuSimple Group, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the TuSimple Group.

2. Cash Compensation. You will be paid a salary at the rate of $350,000 per year. Your salary will be payable in accordance with the Company’s standard payroll schedule and will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time. In addition, you will be eligible to receive an annual discretionary performance bonus in an amount equal to up to 50% of your base salary. Any bonus for a fiscal year will be paid within 2 1⁄2 months after the close of that fiscal year, but only if you are still employed by the Company on the last day of the fiscal year to which the bonus relates. The determinations of the Board of Directors of TuSimple (the “Board”) with respect to your bonus will be final and binding, and the Board retains the right to cancel your bonus for any given year in the event of your gross negligence or serious misconduct in the performance of your duties prior to the date on which the bonus is paid, or if you have tendered your resignation prior to the close of the fiscal year to which the bonus relates.

3. Equity Awards. If you were previously granted one or more equity-based awards under TuSimple’s stock plan (such awards, your “Equity Awards”), they will remain outstanding and will continue to be governed by the terms and conditions of the stock plan and award agreements applicable to them.

James Mullen

4. Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.

5. Severance Benefits. If you are entitled to the severance benefits in the event of certain qualifying terminations, such benefits will be described in a Severance and Change in Control Agreement by and between you and TuSimple.

6. Proprietary Information and Inventions Agreement. You will continue to be bound by the Proprietary Information and Inventions Agreement, dated March 19, 2021, between you and TuSimple or such other member of the TuSimple Group, attached as Exhibit A hereto.

7. Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will continue to be “at will,” meaning that either you or your employer may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this Agreement. This is the full and complete agreement between you and your employer on this term. Although your job duties, title, compensation and benefits, as well as the personnel policies and procedures of the TuSimple Group, including the member of the TuSimple Group actually employing you, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the TuSimple Group (other than you).

8. Tax Matters.

(a) Withholding; Section 409A. All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. Except for such withholding, you will be responsible for your own tax liability imposed with respect to such compensation. It is intended that all payments and benefits under this Agreement, to the greatest extent possible, be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”); to the extent not so exempt, this Agreement will be construed in a manner that complies with Section 409A.

(b) Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation. You agree that the no member of the TuSimple Group has a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against any member of the TuSimple Group or the Board related to tax liabilities arising from your compensation.

9. Interpretation, Amendment and Enforcement. This Agreement supersedes and replaces any prior offer letters, agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the TuSimple Group regarding the subject matter set forth herein and constitutes the complete agreement between you and the TuSimple Group regarding such subject matter. Notwithstanding the foregoing, nothing in this Agreement shall supersede or replace any existing equity rights you may have, including any rights you have with respect to your Equity Awards. This Agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the TuSimple Group (other than you).

* * * * *

James Mullen

You may indicate your agreement with these terms by signing and dating this Agreement and returning it to me.

Very truly yours,

TUSIMPLE HOLDINGS INC.

By:	/s/ Cheng Lu
Cheng Lu, President & CEO

I have read and accept the terms of this Agreement:

/s/ James Mullen
Signature of James Mullen

Dated: 3/21/21

James Mullen

EXHIBIT A

Proprietary Information and Inventions Agreement